EXHIBIT 99

FOR IMMEDIATE RELEASE

SUPERIOR BANCORP TO PARTICIPATE IN SANDLER O’NEILL 2007 FINANCIAL SERVICES CONFERENCE

BIRMINGHAM, AL - November 5, 2007 - Superior Bancorp (NASDAQ-NMS: SUPR) announced that it will participate in the 2007 Financial Services Conference hosted by Sandler O'Neill & Partners to be held on November 13, 2007 in Naples, Florida. Superior Bancorp’s Chairman and Chief Executive Officer Stan Bailey is scheduled to give a presentation at 1:35 p.m. EST that will provide an overview of the Corporation and its strategic direction to investors attending the conference.

This presentation may be accessed via live webcast at www.sandleroneill.com or via audio conference at 800-659-1942 (Passcode: Session 2). The webcast will be archived for 60 days after the event beginning November 14, 2007.

About Superior Bancorp

Superior Bancorp is a $2.9 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community federal savings bank. Superior Bank has sixty-six branches from Huntsville, Alabama to Venice, Florida with thirty-nine locations throughout the state of Alabama and twenty-seven locations in Florida. In addition, Superior Bank currently has eleven new branches planned for Alabama and Florida during the remainder of 2007 and 2008 in addition to the nine that have opened since November 2006.

Superior Bank operates twenty consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services and also has a loan production office in Montgomery, Alabama.

Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such "forward-looking statements," wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior Bancorp's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward- looking statements." Such "forward-looking statements" should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward-looking statements," some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.

Superior Bancorp disclaims any intent or obligation to update "forward-looking statements."

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK
(2265).